Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TPG ACCOLADE, LLC

This Certificate of Formation, dated as of November 4, 2010, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “TPG Accolade, LLC”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

EXECUTED as of the date written first above.

By:	/s/ Christopher C. Little
Name:	Christopher C. Little
Authorized Person